UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 27, 2008

BEST ENERGY SERVICES, INC.
(Exact name of registrant specified in its charter)
Nevada	000-53260	02-0789714
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1010 Lamar Street, 12th Floor, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)
Registrant~{!/~}s telephone, including area code:	(713) 933-2600

(Former name and former address, if changed since last report)

                   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ~{!'~}   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ~{!'~}   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                                         o   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                                         o   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On October 24, 2008, the engagement of Robert Sternenberg as interim Chief Executive Officer was completed. Mr Sternenberg was engaged to help the Company to make a quick, strategic  assessment of Company~{!/~}s opportunities and potential industry risks, particularly in the current economic environment.
Tony Bruce, interim President, remains responsible for the Company~{!/~}s day to day operations

           (c) On October 25, 2008, Roy Bowman was elected as interim Chief Financial Officer of the Company.  Mr. Bowman, age 56, has been a partner with Tatum LLC (~{!0~}Tatum~{!1~}), an executive services and consulting firm, since 2001. .Among his assignments, Mr. Bowman has been

           Interim Chief Financial Officer for Igloo Corporation, the world~{!/~}s largest manufacturer of ice chests, where he played a key role in senior management presentations to potential buyers while the company was being marketed for sale.

           Interim Chief Financial Officer for a large, well established construction home builder where he restructured the existing bank lines for construction loans; established subordinated loans to improve cash requirements, and implemented cost saving measures.

           Chief Financial Officer for ERCOT, the independent system operation that manages power the scheduling of power for most of Texas, where he implemented internal controls for Sarbanes-  Oxley compliance, established activity base costing in coordination with a time tracking program and improved specific processes throughout the organization.

            Chief Administrative Officer for a pharmaceutical research company, where he provided financial expertise and support in various business ventures, including opening of a new clinical site in Las Vegas.

           Chief Financial Officer and Financial Consultant for a freight forwarding company, where he reestablished the accounting department infrastructure and hired a permanent

            Chief Financial Officer/Controller for ongoing financial and accounting needs.

            Mr. Bowman is compensated by Tatum.  The Company is paying $35,000 per month to Tatum for providing various services and personnel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST ENERGY SERVICES, INC.

Date:	October 31, 2008	By:	/s/ TONY BRUCE
Name: Tony Bruce Title: President